Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

JIADE Limited:

We hereby consent to the inclusion in the foregoing Registration Statement of JIADE Limited and its subsidiaries (collectively the “Company”) on the Form S-8 of our report dated on April 16, 2024, relating to the consolidated financial statements which appears in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the Commission on April 25, 2025.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

July 15, 2025

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us